EXHIBIT 11

EXECUTION VERSION

S&T INTERNATIONAL DISTRIBUTION LTD.

as Chargor

In favour of

DEUTSCHE BANK AG,

LONDON BRANCH

as Secured Party

SECURITY OVER SHARES AND SECURITY

ASSIGNMENT AGREEMENT

THIS AGREEMENT is made by way of deed on 20 January 2010

BETWEEN

(1)	S&T INTERNATIONAL DISTRIBUTION LTD., a business company incorporated under the laws of the British Virgin Islands and whose registered office is at PO Box 3444, Road Town, Tortola, British Virgin Islands (the “Chargor”); and

(2)	DEUTSCHE BANK AG, LONDON BRANCH, a corporation domiciled in Frankfurt am Main, Germany, acting through its London branch at Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom (the “Secured Party”).

RECITALS:

(A)	The Secured Party and the Obligor (as defined below) have entered into transactions under the Master Agreement (as defined below), including the Dual Currency Swap Transaction (as defined below), under which the Obligor has failed to make a payment.

(B)	Further to discussions between the Secured Party and the Obligor, the Obligor has requested the Secured Party to agree to a revised payment schedule in respect of such payment under the Dual Currency Swap Transaction as set out in the Letter Agreement (as defined below). It is a condition precedent to such agreement that the Chargor enters into this Agreement.

(C)	It is intended by the parties to this Agreement that this document will take effect as a deed despite the fact that a party may only execute this Agreement under hand.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Act” means the Conveyancing and Law of Property Act, Chapter 61 of Singapore.

“Assigned Property” means the rights and property expressed to be assigned in Clause 2.3 (Assignment).

“Business Day” means a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets are open in London and Hong Kong.

“Charged Portfolio” means the Shares and the Related Assets.

“Collateral Rights” means all rights, powers and remedies of the Secured Party provided by this Agreement or by law,

“Custodian” means Deutsche Bank AG, a corporation domiciled in Frankfurt am Main, Germany, acting through its Singapore branch.

“Custody Account” means the custody account established under the terms of the Custody Agreement.

“Custody Agreement” means The Multi Market Custody Agreement between the Chargor and the Custodian dated 3 December 2009.

“Dual Currency Swap Transaction” means the dual currency swap transaction (reference number: 2713574M) with a trade date of 16 August 2007 between the Secured Party and the Obligor.

“Letter Agreement” means the letter agreement dated 26 November 2009 between the Secured Party and the Obligor entered into in connection with the Dual Currency Swap Transaction.

“Master Agreement” means the 2002 ISDA Master Agreement dated as of 18 September 2007 between Deutsche Bank AG and the Obligor.

“Notice of Charge and Assignment” means a notice of charge and assignment substantially in the form of the Schedule.

“Obligor” means The Grande Holdings Limited, an exempt company with limited liability incorporated originally in the Cayman Islands and continued in Bermuda.

“Receiver” means a receiver, receiver or manager or an administrative receiver as the Secured Party may specify at any time in the relevant appointment made under this Agreement, which term will include any appointee made under a joint and/or several appointment by the Secured Party.

“Related Assets” means all dividends, interest and other monies at any time payable at any time in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of allotment, accretion, redemption, bonus, preference, option, rights, substitution, conversion or otherwise) held by, to the order or on behalf of the Chargor at any time.

“Secured Obligations” means the obligation of the Obligor to pay to the Secured Party the Outstanding Amount (being US$4,952,670) as defined in, and pursuant to the terms of, the Letter Agreement.

“Security” means the security created under or pursuant to or evidenced by this Agreement.

“Shares” means the 3,780,600 shares in Emerson Radio Corporation held by, to the order or on behalf of the Chargor in the Custody Account.

1.2	Terms defined in other documents

Unless defined in this Agreement or the context otherwise requires, a term defined in the Master Agreement or Letter Agreement, has the same meaning in this Agreement or any notice given under or in connection with this Agreement.

1.3	Construction

In this Agreement, unless the contrary intention appears, a reference to:

(a)	“Obligor” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	an “amendment” includes a supplement, novation or re-enactment and “amended” is to be construed accordingly;

(c)	“assets” includes present and future properties, revenues and rights of every description;

(d)	an “authorisation” includes an authorization, consent, approval, resolution, licence, exemption, filing, registration and notarization;

(e)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future actual or contingent;

(f)	a “person” includes any individual, company, unincorporated association or body of persons (including a partnership, joint venture or consortium), government, state, agency, international organisation or other entity;

(g)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(h)	a “successor” includes an assignee or successor in title of any party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of any party under this Agreement or the Letter Agreement or to which, under such laws, any rights and obligations have been transferred;

(i)	a provision of law is a reference to that provision as amended or re-enacted;

(j)	a “Clause” or a “Schedule” is a reference to a clause of or a schedule to this Agreement;

(k)	a “person” includes its successors, transferees and assigns; and

(l)	a “document” is a reference to that document as amended.

1.4	Third Party Rights

Unless otherwise expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Agreement.

2.	COVENANT TO PAY, CHARGE AND ASSIGNMENT

2.1	Covenant to Pay

The Chargor covenants with the Secured Party to discharge each of the Secured Obligations on their due date in accordance with their respective terms provided that the liability of the Chargor shall be limited to the realisable value of the Charged Portfolio and the Assigned Property from time to time.

2.2	Charge

The Chargor charges the Charged Portfolio as beneficial owner and by way of first fixed charge, in favour of the Secured Party, and assigns and agrees to assign absolutely to the Security Party all its present and future rights, title and interest in and to the Charged Portfolio, as continuing security for the payment and discharge of the Secured Obligations.

2.3	Assignment

The Chargor, as legal and beneficial owner, assigns absolutely to the Secured Party all of its right, title and interest, present and future, in, under and to the Custody Agreement including, without limitation, all present and future claims causes of action payments and proceeds in respect thereof

3.	NOTICES, RELATED RIGHTS AND RELEASE

3.1	Notices and other documents

(a)	The Chargor will immediately upon the execution of this Agreement (or upon coming into possession of the Chargor at any time):

(i)	deliver or cause to be delivered to the Secured Party or any other person as the Secured Party may specify, all such documents, notices or instruments duly executed by the Chargor and/or the relevant person or persons as may be required or deemed necessary by the Secured Party to grant or create in favour of the Secured Party or its nominees a first-priority security interest by way of a charge in the Shares in accordance with any law as may be applicable to such Shares; and

(ii)	ensure delivery to the Secured Party within two Business Days of the date of this Agreement of the Notice of Charge and Assignment duly executed by or on behalf of the Chargor and acknowledged by the relevant third party.

(b)	The Chargor shall immediately upon execution of this Agreement instruct its registered agent to (i) create and maintain a register of charges for the Chargor in accordance with section 162 of the BVI Business Companies Act, 2004 (the “Register of Charges”) and (b) enter the particulars of the security interests created pursuant to this Agreement in the Register of Charges.

3.2	Related Assets

The Chargor shall, promptly upon the accrual, offer or issue of any Related Assets (in the form of stocks, shares, rights, warrants or other securities) in which the Chargor has a beneficial interest, procure the delivery to the Secured Party of all such documents, notices or instruments duly executed by the Chargor and/or the relevant person or persons as may be required or deemed necessary by the Secured Party to grant or create in favour of the Secured Party or its nominees a first-priority security interest by way of a charge in the Related Assets in accordance with any law as may be applicable to the Shares.

3.3	Release

Upon the Secured Party being satisfied that the Secured Obligations have been irrevocably paid or discharged in full, and the Secured Party having no further actual or contingent obligations to make advances or provide other financial accommodation to the Obligor or any other person under the Letter Agreement, the Secured Party shall, at the request and cost of the Chargor release all the security granted by this Agreement and reassign to the Chargor the Assigned Property, subject to Clause 10.7 (Avoidance of Payments) without recourse to, and without any representations or warranties by, the Secured Party or any of its nominee(s).

4.	VOTING RIGHTS AND DIVIDENDS

4.1	Voting rights and dividends prior to an Event of Default

Prior to the occurrence of an Event of Default, the Chargor shall:

(a)	be entitled to all dividends, interest and other monies or distributions of an income nature arising from the Charged Portfolio; and

(b)	subject to Clause 5.2(e) be entitled to exercise all voting rights in relation to the Charged Portfolio.

4.2	Voting rights and dividends after an Event of Default

Upon the occurrence of an Event of Default, the Secured Party may, at its discretion, (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):

(a)	exercise (or refrain from exercising) any voting rights in respect of the Charged Portfolio;

(b)	apply all dividends, interest and other monies arising from the Charged Portfolio as though they were the proceeds of sale under this Agreement;

(c)	transfer the Charged Portfolio into the name of the Secured Party or such nominee(s) of the Secured Party as its shall require; and

(d)	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Portfolio including the right, in relation to any company whose shares or other securities are included in the Charged Portfolio, to concur or participate in:

(i)	the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof);

(ii)	the release, modification or variation of any rights or liabilities attaching to such shares or securities; and

(iii)	the exercise, renunciation or assignment of any right to subscribe for any shares or securities,

in each case in the manner and on the terms the Secured Party thinks fit, and the proceeds of any such action shall form part of the Charged Portfolio.

5.	CHARGOR’S REPRESENTATIONS AND UNDERTAKINGS

5.1	Representations

The Chargor makes the following representations and warranties to the Secured Party and acknowledges that the Secured Party has become a party to this Agreement in reliance on these representations and warranties:

(a)	Status

(i)	It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(ii)	It and each of its subsidiaries (if any) has the power to own its assets and carry on its business as it is being conducted.

(b)	Agreement in force

The Custody Agreement is in full force and effect, enforceable in accordance with its terms and at the date specified above it is not in breach of any term or condition of the Custody Agreement.

(c)	No restrictions

There are no restrictions on the Chargor’s ability to assign the Custody Agreement, whether contained in the Custody Agreement or in any other document,

(d)	Binding obligations

Subject to general equitable principles and insolvency and other laws generally applicable to creditors’ rights, the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations; and create a first ranking security interest over the Charged Portfolio and Assigned Property.

(e)	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Agreement (including any transfer of the Shares on creation or enforcement of the security constituted by this Agreement) do not and shall not:

(i)	conflict with:

(A)	any law or regulation applicable to it;

(B)	its or (if any) any of its subsidiaries’ constitutional documents; or

(C)	any agreement or instrument binding upon it, any of its subsidiaries or the Shares; or

(ii)	result in the existence of, or oblige it to create, any security over the Shares or the Assigned Property.

(f)	Ranking

The security created by this Agreement has or will have first ranking priority and it is not subject to any prior ranking or pari passu security.

(g)	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement and that all necessary authorisations to enable it to enter into this Agreement have been obtained and are in full force and effect.

(h)	Ownership of Shares

It is the sole beneficial owner of the Charged Portfolio free and clear of all security interests save as created by this Agreement and has not sold or disposed of or granted any options or pre-emption rights in respect of any of its right, title and interest, in the Charged Portfolio and all of the Shares are validly issued, fully paid and are not subject to any options to purchase, pre-emption rights or similar rights or other restrictions upon disposal which would operate to restrict in any way their disposal by the Secured Party should it come to enforce its security over the Charged Portfolio contained in this Agreement.

(i)	Ownership of Assigned Property

It is the sole legal and beneficial owner of the Assigned Property, free and clear of all security interests save as created by this Agreement and has not sold or disposed of or granted any interest in or rights in respect of any of its right, title and interest in the Assigned Property and the Assigned Property is not subject to any options to purchase, pre-emption rights or similar rights or other restrictions upon disposal which would operate to restrict in any way their disposal by the Secured Party should it come to enforce its security contained in this Agreement.

(j)	Authorisations

All authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Agreement; and

(ii)	to make this Agreement admissible in evidence in its jurisdiction of incorporation and the jurisdiction of incorporation of each company whose shares are charged under this Agreement,

have been obtained or effected and are in full force and effect.

(k)	Choice of law

The choice of Singapore law as the governing law of this Agreement and any judgement obtained in Singapore in relation to this Agreement will be recognised and enforced in its jurisdiction of incorporation.

(l)	Deduction of Tax

It is not required to make any deduction for or on account of tax from any payment it may make under this Agreement.

(m)	Winding-up

No corporate actions, legal proceedings or other procedure or steps have been taken in relation to, or notice given in respect of, a composition, compromise, assignment or arrangement with any creditor of the Chargor or in relation to the suspension of payments or moratorium of any indebtedness, winding-up, dissolution, administration, judicial management or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of, or the appointment of an administrator, a liquidator, a provisional liquidator or judicial manager to, the Chargor and no such step is intended by the Chargor {save for the purposes of any solvent re-organisation or reconstruction which has previously been approved by the Secured Party).

5.2	Undertakings

(a)	Authorisations

The Chargor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Secured Party of,

any authorisation required under any law or regulation of any relevant jurisdiction to enable it to perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in any relevant jurisdiction of this Agreement.

(b)	Compliance with laws

The Chargor shall comply in all respects with all laws to which it may be subject, if failure so to comply would impair its ability to perform its obligations under this Agreement.

(c)	Disposals and Negative pledge

The Chargor shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of the whole or any part of the Charged Portfolio and/or Assigned Property and will not create or permit to subsist any security interest on any part of the Charged Portfolio and/or Assigned Property or otherwise deal with any part of the Charged Portfolio and/or Assigned Property, save as may be agreed to in writing by the Secured Party.

(d)	Calls on Shares

The Chargor undertakes to pay all calls or other payments when due in respect of any part of the Charged Portfolio. If the Chargor fails to make any such payment the Secured Party may make that payment on behalf of the Chargor and any sums so paid by the Secured Party shall be reimbursed by the Chargor on demand together with interest on those sums. Such interest shall be calculated from the due date up to the actual date of payment (after, as well as before, judgment) in accordance with Clause 11.5 (Interest on Demands).

(e)	Voting Rights

The Chargor shall not exercise (and shall procure that any nominee acting on its behalf does not exercise) its voting rights in relation to the Charged Portfolio in any manner, or otherwise permit or agree to, or concur or participate in any (i) variation of the rights attaching to or conferred by all or any part of the Charged Portfolio (ii) increase in the issued share capital of any company whose shares are charged pursuant to this Agreement (iii) exercise, renunciation or assignment of any right to subscribe for any shares or securities or (iv) reconstruction, amalgamation, sale or other disposal of any company or any of the assets of any company (including the exchange, conversion or reissue of any shares or securities as a consequence thereof) whose shares are charged under this Agreement, which in the opinion of the Secured Party would prejudice the value of, or the ability of the Secured Party to realise, the security created by this Agreement provided that the proceeds of any such action shall form part of the Charged Portfolio.

(f)	Not Jeopardise

The Chargor shall not do or permit to be done any act or thing which might jeopardise the rights of the Secured Party in the Assigned Property or which might adversely affect or diminish the value of the Assigned Property.

(g)	Notify

The Chargor shall promptly notify the Secured Party of any circumstances which give rise, or may reasonably be expected to give rise, to a claim on or in relation to the Assigned Property.

(h)	No Variation

The Chargor shall not vary, rescind or amend the Custody Agreement except with the prior written consent of the Secured Party.

(i)	Compliance with Custody Agreement

The Chargor shall promptly comply with its obligations under the Custody Agreement.

(j)	No Set-off etc

The Chargor shall not take or omit to take any action which might result in (i) the alteration or impairment of any rights in the Assigned Property; (ii) any default of any of its obligations under the Custody Agreement; (iii) any right to terminate the Custody Agreement becoming exercisable by the Custodian; or (iv) any counterclaim or rights of set-off arising under the Custody Agreement.

6.	FURTHER ASSURANCE

The Chargor will promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices, instructions, shareholders’ agreements or resolutions amending or varying the constitutional documents of any company whose shares are charged pursuant to this Agreement in respect of rights attaching to any of the Shares) as the Secured Party may specify (and in such form as the Secured Party may require in favour of the Secured Party or its nominee(s)) for the purpose of exercising the Collateral Rights or perfecting the Security created or intended to be created in respect of the Charged Portfolio and/or Assigned Property (which may include the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, the Charged Portfolio and/or Assigned Property) or for the exercise of the rights, powers and remedies of the Secured Party provided by or pursuant to this Agreement or by law in each case in accordance with the rights vested in it under this Agreement.

7.	POWER OF ATTORNEY

7.1	Appointment and powers

The Chargor by way of security irrevocably appoints the Secured Party and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

(a)	carrying out any obligation imposed on the Chargor by this Agreement or any other agreement binding on the Chargor to which the Secured Party is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Portfolio and/or Assigned Property); and

(b)	enabling the Secured Party to exercise, or delegate the exercise of, all or any of the Collateral Rights;

(c)	enabling any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law.

7.2	Ratification

The Chargor hereby declares that such power of attorney has been given for valuable consideration and shall remain irrevocable for so long as any part of the Secured Obligations remains outstanding. The Chargor hereby ratifies and confirms and agrees to ratify and confirm all things done or purported to be done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers, authorities and discretions referred to in Clause 7.1 (Appointment and powers) above. Any attorney referred to in this Clause 7 may enjoy the benefit or enforce the terms of this Clause in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

8.	SECURITY ENFORCEMENT

8.1	Time for Enforcement

On and at any time after the occurrence of an Event of Default (which is continuing) or if the Chargor requests the Security Trustee to exercise any of its powers under this Agreement or if a petition or application is presented for the making of an administration order (or its equivalent in the jurisdiction in which the Chargor is incorporated) in relation to the Chargor or if any person gives written notice of its intention to appoint an administrator (or its equivalent in the jurisdiction in which the Chargor is incorporated) of the Chargor or files such a notice with the court, the security created by or pursuant to this Agreement is immediately enforceable and the Secured Party may, without notice to the Chargor or prior authorisation from any court, in its absolute discretion:

(a)	secure and perfect its title to all or any part of the Charged Portfolio and/or Assigned Property (including transferring the same into the name of the Secured Party or its nominees) or, in relation to the Assigned Property, otherwise exercise in relation to the Assigned Property all the rights of an absolute owner;

(b)	enforce all or any part of the Security (at the times, in the manner and on the terms it thinks fit) and:

(i)	take possession of and hold, sell, or otherwise dispose of all or any part of the Charged Portfolio (at the time, in the manner and on the terms it thinks fit); and/or

(ii)	appropriate, hold, sell, or otherwise dispose of all or any part of the Assigned Property (at the time, in the manner and on the terms it thinks fit);

(c)	whether or not it has appointed a Receiver, exercise all or any of the powers, authorisations and discretions conferred by the Act (as varied or extended by this Agreement, but free from the restrictions imposed by Section 25 thereof) on chargees and by this Agreement on any Receiver or otherwise conferred by law on mortgagees or Receivers; and

(d)	collect, recover or compromise, and give good discharge for any moneys paid or payable to the Chargor under or in respect of the Assigned Property, and enforce (in any way whatsoever including, without limitation, by way of instituting proceedings in the Chargor’s name) any rights or claims arising or in respect of the Assigned Property.

8.2	Power of sale

(a)	After the security created by this Agreement has become enforceable in accordance with Clause 8.1 (Time for enforcement), the Secured Party shall be entitled, without prior notice to the Chargor or prior authorisation from any court, to sell or otherwise dispose of all or any part of the Charged Portfolio and/or Assigned Property (at the times, in the manner and on the terms it thinks fit). The Secured Party shall be entitled to apply the proceeds of that sale or other disposal in paying the costs of that sale or disposal and in or towards the discharge of the Secured Obligations.

(b)	The security created by this Agreement shall become immediately enforceable and the power of sale and other powers conferred by the Act and/or this Agreement shall arise and may be immediately exercised after the security created by this Agreement has become enforceable in accordance with Clause 8.1 (Time for enforcement).

(c)	The powers conferred by this Agreement in relation to the Charged Portfolio and/or Assigned Property or any part thereof on the Secured Party shall be in addition to and not in substitution for the powers conferred on mortgagees under the Act, which shall apply to the security created by this Agreement except insofar as they are expressly or impliedly excluded. Where there is any ambiguity or conflict between the powers contained in the Act and those conferred by this Agreement as aforesaid or where the powers or protections in this Agreement are more extensive or less restricted than those provided by the Act, then the terms of this Agreement shall prevail to the extent permitted by law.

(d)	Section 21 of the Act shall not apply to this Agreement.

(e)	A certificate in writing by an officer or agent of the Secured Party that any power of sale or other disposal has arisen and is exercisable shall be conclusive evidence of that fact, in favour of a purchaser of all or any part of the Charged Portfolio and/or Assigned Property. No person dealing with the Secured Party shall be concerned to enquire whether any event has happened upon which any of the powers, authorities and discretions conferred by or pursuant to this Agreement in relation to such property or any part thereof are or may be exercisable by the Secured Party or otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such powers.

8.3	Charges liability

Neither the Secured Party nor any Receiver will be liable to account as mortgagee or mortgagee in possession in respect of the Charged Portfolio and/or Assigned Property or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection with the Charged Portfolio and/or Assigned Property for which a mortgagee or mortgagee in possession might as such be liable.

9.	RECEIVERS

9.1	Appointment and removal

At any time after having been requested to do so by the Chargor or after this Agreement becomes enforceable in accordance with Clause 8 (Security Enforcement), the Secured Party may by deed or otherwise (acting through an authorised officer of the Secured Party), without prior notice to the Chargor:

(a)	appoint one or more persons to be a Receiver of the whole or any part of the Charged Portfolio and/or Assigned Property;

(b)	appoint one or more Receivers of separate parts of the Charged Portfolio and/or Assigned Property respectively;

(c)	remove (so far as it is lawfully able) any Receiver so appointed; and

(d)	appoint another person(s) as an additional or replacement Receiver(s).

9.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 9,1 (Appointment and removal) will be:

(a)	entitled to act individually or together with any other person appointed or substituted as Receiver;

(b)	for all purposes deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Secured Party; and

(c)	entitled to remuneration for his services at a rate to be fixed by the Secured Party from time to time (without being limited to the maximum rate specified by the Act).

9.3	Statutory powers of appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Secured Party under the Act (as extended by this Agreement) or otherwise and such powers shall remain exercisable from time to time by the Secured Party in respect of any part of the Charged Portfolio and/or Assigned Property.

9.4	Powers of Receivers

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Portfolio and/or Assigned Property in respect of which he was appointed, and as varied and extended by the provisions of this Agreement (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):

(a)	all the powers conferred by the Act on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

(b)	all the powers of a receiver appointed under the Companies Act, Chapter 50 of Singapore;

(c)	all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do;

(d)	the power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement or the Letter Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise any subsequent delegation or any revocation of such power, authority or discretion by the Receiver itself; and

(e)	the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to the Receiver to be incidental or conducive to:

(i)	any of the functions, powers, authorities or discretions conferred on or vested in him;

(ii)	the exercise of any rights, powers and remedies of the Secured Party provided by or pursuant to this Agreement or by law (including realisation of all or any part of the Charged Portfolio and/or Assigned Property); or

(iii)	bringing to his hands any assets of the Chargor forming part of, or which when got in would be, Charged Portfolio and/or Assigned Property.
9.5	Consideration

The receipt of the Secured Party or any Receiver shall be a conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Portfolio and/or Assigned Property or making any acquisition, the Secured Party or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

9.6	Protection of purchasers

No purchaser or other person dealing with the Secured Party or any Receiver shall be bound to inquire whether the right of the Secured Party or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Secured Party or such Receiver in such dealings.

9.7	Discretions

Any liberty or power which may be exercised or any determination which may be made under this Agreement by the Secured Party or any Receiver may be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

10.	EFFECTIVENESS OF COLLATERAL

10.1	Collateral Cumulative

The collateral constituted by this Agreement and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Secured Party may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law. No prior security held by the Secured Party over the whole or any part of the Charged Portfolio and/or Assigned Property shall merge into the collateral constituted by this Agreement.

10.2	No Waiver

No failure to exercise, nor any delay in exercising, on the part of the Secured Party, any right, power or remedy of the Secured Party provided by this Agreement or by law shall operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of the Secured Party provided by this Agreement or by law.

10.3	Illegality, Invalidity, Unenforceability

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10.4	No liability

None of the Secured Party, its nominee(s) or any Receiver appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Charged Portfolio and/or Assigned Property or (c) the taking possession or realisation of all or any part of the Charged Portfolio and/or Assigned Property, except in the case of gross negligence or wilful default upon its part.

10.5	Continuing security

(a)	The Security from time to time constituted by this Agreement is a continuing security and will remain in full force and effect as a continuing security until released or discharged by the Secured Party.

(b)	No part of the Security from time to time constituted by this Agreement will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.

10.6	Immediate recourse

The Chargor waives any right it may have of first requiring the Secured Party or a Secured Party to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Chargor under this Agreement. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.

10.7	Avoidance of Payments

Notwithstanding Clause 3.3 (Release) if the Secured Party considers that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Chargor under this Agreement and the Security constituted by this Agreement shall continue and that amount shall not be considered to have been irrevocably paid.

10.8	Non-competition

Until the irrevocable discharge of the Secured Obligations referred to in Clause 33 (Release), the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under this Agreement:

(a)	to be indemnified by the Obligor;

(b)	to claim any contribution from any guarantor of the Obligor’s obligations under this Agreement or the Letter Agreement; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of the Secured Party under this Agreement or the Secured Party under any other guarantee or the Letter Agreement or security taken pursuant to, or in connection with, this Agreement or the Letter Agreement by the Secured Party.

10.9	Waiver of defences

The obligations of the Chargor under this Agreement and this Security will not be affected by any act, omission, matter or thing which, but for this Clause 10.9 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Agreement and this Security and whether or not known to the Chargor or the Secured Party including:

(a)	any time, waiver or consent granted to, or composition with, the Obligor or other person;

(b)	the release of the Obligor or any other person under the terms of any composition or arrangement with any creditor of the Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Obligor or other person or any non-presentment or non-observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any other security;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of, the Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of the Letter Agreement or any other document or security including without limitation any change in the purpose of or, any extension or variation of the Letter Agreement or other documents and any amendment, variation, waiver or release of any of the Secured Obligations;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any document or security; or

(g)	any insolvency or similar proceedings.

10.10	No prejudice

The Security created by or pursuant to this Agreement and the rights, powers and remedies of the Secured Party provided by or pursuant to this Agreement or by law shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Chargor or any other person by the Secured Party or by any other thing which might otherwise prejudice the Security or any rights, powers and remedies of the Secured Party provided by or pursuant to this Agreement or by law.

11.	EXPENSES, STAMP TAXES, INDEMNITY

11.1	Expenses

(a)	Each party will bear its own costs and expenses in connection with the negotiation, preparation and execution of this Agreement.

(b)	The Chargor shall promptly on demand pay the Secured Party the amount of all costs and expenses (including legal fees) reasonably incurred by the Secured Party in connection with the completion of the transactions and perfection of the security contemplated in this Agreement.

11.2	Enforcement expenses

The Chargor shall, within three Business Days after demand pay to the Secured Party for all the costs and expenses (including legal fees) on a full indemnity basis incurred by it in connection with the exercise, preservation and/or enforcement of any of the rights, powers or remedies of the Secured Party or the Security or any proceedings instituted by or against the Secured Party as a consequence of taking or holding the Security or of enforcing any rights, powers or remedies of the Secured Party.

11.3	Stamp Taxes

The Chargor shall pay all stamp, registration and other taxes to which this Agreement, the Security or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the Secured Party on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such tax.

11.4	Indemnity

The Chargor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Secured Party, its attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Charged Portfolio and/or Assigned Property.

11.5	Interest on Demands

If the Chargor fails to pay any sum on the due date for payment of that sum the Chargor shall pay interest on any such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on such sum) from the date of demand until the date of payment calculated on a daily basis at the Default Rate (as defined in the Master Agreement).

11.6	Payments Free Of Deduction

All payments to be made to the Secured Party under this Agreement shall be made free and clear of and without deduction for or on account of tax unless the Chargor is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Chargor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the person on account of whose liability to tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

12.	APPLICATION OF PROCEEDS

All moneys received or recovered by the Secured Party or any Receiver pursuant to this Agreement or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Act) be applied first in the payment of the costs, charges and expenses incurred and payments made by the Receiver, the payment of his remuneration and the discharge of any liabilities incurred by the Receiver in, or incidental to, the exercise of any of his powers, and thereafter shall be applied by the Secured Party (notwithstanding any purported appropriation by the Chargor) in accordance with the following order of priority:

(a)	in payment of all costs and expenses reasonably incurred by the Secured Party in connection with any realisation or enforcement of the Security taken in accordance with the terms of this Agreement;

(b)	in payment to the Secured Party towards discharge of the Secured Obligations; and

(c)	the balance, if any, in payment to the Chargor.

13.	OTHER SECURITY INTERESTS

13.1	Redemption or transfer

In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking security in case of exercise by the Secured Party or any Receiver of any power of sale under this Agreement the Secured Party may redeem such prior security or procure the transfer thereof to itself.

13.2	Accounts

The Security Party may settle and pass the accounts of the prior security and any accounts so settled and passed will be conclusive and binding on the Chargor.

13.3	Costs of redemption or transfer

All principal monies, interest, costs, charges and expenses of and incidental to any redemption or transfer will be paid by the Chargor to the Secured Party on demand together with accrued interest thereon (after as well as before judgment) at the rate from time to time applicable to unpaid sums specified in the Master Agreement from the time or respective times of the same having been paid or incurred until payment thereof (after as well as before judgment).

13.4	Subsequent Interests

If the Secured Party at any time receives notice of any subsequent mortgage, assignment, charge or other interest affecting all or any part of the Charged Portfolio and/or Assigned Property, all payments made by the Chargor to the Secured Party after that time shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations as at the time when the Secured Party received notice.

14.	SUSPENSE ACCOUNTS AND CURRENCY CONVERSION

14.1	Suspense Accounts

All monies received, recovered or realised by the Secured Party under this Agreement (including the proceeds of any conversion of currency) may in the discretion of the Secured Party be credited to any interest bearing suspense or impersonal account maintained with the Secured Party or any bank, building society or financial institution as it considers appropriate and may be held in such account for so long as the Secured Party may think fit pending their application from time to time (as the Secured Party is entitled to do in its discretion) in or towards the discharge of any of the Secured Obligations and save as provided herein no party will be entitled to withdraw any amount at any time standing to the credit of any suspense or impersonal account referred to above.

14.2	Currency Conversion

For the purpose of or pending the discharge of any of the Secured Obligations the Secured Party may convert any money received, recovered or realised or subject to application by it under this Agreement from one currency to another, as the Secured Party thinks fit: and any such conversion shall be effected at the Secured Party’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

15.	CALCULATIONS AND CERTIFICATES

15.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained by the Secured Party are prima facie evidence of the matters to which they relate.

15.2	Certificates and Determinations

Any certification or determination by the Secured Party of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

16.	CURRENCY INDEMNITY

If any sum (a “Sum”) owing by the Chargor under this Agreement or any order or judgment given or made in relation to this Agreement has to be converted from the Currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Chargor;

(b)	obtaining an order or judgment in any court of other tribunal;

(c)	enforcing any judgment given or made in relation to this Agreement; or

(d)	applying the Sum in satisfaction of any Secured Obligations,

the Chargor shall indemnify the Secured Party from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Secured Party at the time of such receipt of such Sum.

17.	ASSIGNMENT

17.1	Permitted Successors

This Agreement shall be binding upon and shall inure to the benefit of each party and its direct or subsequent legal successors, permitted transferees and assigns.

17.2	Secured Party Successors

This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Secured Party; and references to the Secured Party shall include any assignee or successor in title of the Secured Party and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Secured Party under this Agreement or to which, under such laws, those rights and obligations have been transferred.

17.3	Disclosure

Without prejudice to the Secured Party’s rights to disclose information relating to the Chargor whether under common law or the Banking Act, Chapter 19 of Singapore (as amended or re-enacted from time to time, the “Banking Act”) or otherwise, the Chargor hereby expressly and irrevocably permits and authorises the Secured Party, its officers (as defined in the Banking Act) and agents and all persons to whom Section 47 of the Banking Act applies, to disclose, reveal and divulge at any time in such manner and under such circumstances as the Secured Party shall consider appropriate in its discretion for any such purposes as it thinks fit without prior reference to the Chargor, any and all information and particulars relating to and in connection with the Chargor, the Master Agreement and the Letter Agreement, any security taken, transactions undertaken and balances and positions with the Secured Party to any person at any time and from time to time, including but not limited to:

(a)	the Secured Party’s head office, branches, representative offices, Subsidiaries, related corporations or affiliates, in Singapore or any other jurisdiction (collectively the “Related Parties” and each a “Related Party”) for any database or data processing purposes or other purposes in connection with the Secured Party’s operations or businesses, notwithstanding that a Related Party’s principal place of business may be outside of Singapore or the Chargor’s information following disclosure may be collected, held, processed or used by any Related Party in whole or in part outside of Singapore;

(b)	any person who is succeeding (or may potentially succeed) the Secured Party in such capacity;

(c)	the Secured Party’s or such Related Party’s agents, contractors, third party service providers, auditors and/or professional advisors including its solicitors and other legal advisors, whether in Singapore or outside Singapore;

(d)	any actual or potential assignee or transferee of any rights and obligations of the Secured Party or other participants in any of its rights and/or obligations under or relating to the Master Agreement, the Letter Agreement and any security therefor for any purposes connected with the proposed assignment or transfer;

(e)	the Secured Party’s stationery printers, the vendors of the computer systems used by the Secured Party and to such person(s) installing and maintaining the same and other suppliers of goods or service providers engaged by the Secured Party;

(f)	any insurer(s), insurance broker(s) or valuer(s) or the proposed insurer(s), insurance broker(s) or valuer(s) (whether of the Secured Party, any Related Party, the Chargor or otherwise) or any direct or indirect provider of credit protection to the Secured Party or Related Party;

(g)	any receiver or receiver and manager appointed by the Secured Party;

(h)	any person to whom disclosure is permitted or required by any law, statutory provision, regulation, judgment, order of court or order of any tribunal;

(i)	any of the Secured Party’s affiliates and any other person:

(i)	with (or through) whom the Secured Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to the Master Agreement or Letter Agreement; or

(ii)	who is a person, or who belongs to a class of persons, specified in the second column of the Third Schedule to the Banking Act;

(j)	any credit bureau or rating agency; and/or

(k)	any regulatory, supervisory, governmental agency, authority or other authority, court of law or tribunal in Singapore and elsewhere.

This Clause 17.3 (Disclosure) is not, and shall not be deemed to constitute, an express or implied agreement by the Secured Party with the Chargor for a higher degree of confidentiality than that prescribed in Section 47 of the Banking Act and in the Third Schedule to the Banking Act.

18.	NOTICES

18.1	Communications in Writing

Each communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

18.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with the Agreement is:

(a)	in the case of the Chargor:

S&T International Distribution Ltd.

c/o Akai Sales Pte. Ltd., 456 Alexandra Road, #12-01 NOL Building,

Singapore 119962

Attention: Ms Ruby Lee

Telephone: +65 6371 1833

Fax: +65 6272 2196

(b)	in the case of the Secured Party:

Deutsche Bank AG, London Branch

Floor 3, Winchester House

1 Great Winchester Street

London EC2N 2DB, United Kingdom

Attention: Global Markets, Core Rates Trading

Fax: +44 (11) 333 62022

with a copy to:

Deutsche Bank AG, Singapore Branch

One Raffles Quay, #18-00 South Tower, Singapore 048583

Attn: Global Markets, Core Rates Trading

Fax: +65 6883 0846

or any substitute address, fax number, or department or officer as the party may notify to the other party pursuant to this clause by not less than five Business Days’ notice.

18.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2 (Addresses) of this Agreement, if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Secured Party will be effective only when actually received by the Secured Party and then only if it is expressly marked for the attention of the department or officer identified with the Secured Party’s signature below (or any substitute department or officer as the Secured Party shall specify for this purpose).

18.4	English language

(a)	Any notice given under or in connection with this Agreement must be in English.

(b)	All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Secured Party, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

19.	WAIVERS AND COUNTERPARTS

19.1	Waivers

No waiver by the Secured Party of any of its rights under this Agreement shall be effective unless given in writing.

19.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

20.	LAW

This Agreement is governed by Singapore law.

21.	ENFORCEMENT

21.1	Jurisdiction of Singapore Courts

(a)	The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity) (a “Dispute”).

(b)	The parties agree that the courts of Singapore are the most appropriate and convenient courts to settle disputes and accordingly no party will argue to the contrary.

(c)	This Clause 21 is for the benefit of the Secured Party only. As a result and notwithstanding Clause 21.1(a), it does not prevent the Secured Party from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Party may take concurrent proceedings in any number of jurisdictions.

21.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Chargor:

(a)	irrevocably appoints Akai Sales Pte. Ltd. of 456 Alexandra Road, #12-01 NOL Building, Singapore 119962 as its agent for service of process in relation to any proceedings before the Singapore courts in connection with this Agreement; and

(b)	agrees that failure by an agent for service of process to notify the Chargor of the process will not invalidate the proceedings concerned.

THIS AGREEMENT has been signed on behalf of the Secured Party and executed as a deed by the Chargor and is delivered by it on the date specified above.

THE SCHEDULE

FORM OF NOTICE OF CHARGE AND ASSIGNMENT

To:	Deutsche Bank AG, Singapore Branch

Date: [•]

Dear Sirs,

1.	We hereby give you notice that pursuant to a security over shares and security assignment agreement dated [• January 2010] entered into by us in favour of Deutsche Bank AG, London Branch (the “Secured Party”):

(a)	we have charged to the Secured Party all our present and future rights, title and interest in and to the 3,780,600 shares in Emerson Radio Corporation held by us, to our order or on our behalf in our custody account with you (the “Shares”) including all dividends, interest and other monies at any time payable at any time in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of allotment, accretion, redemption, bonus, preference, option, rights, substitution, conversion or otherwise) held by us, to our order or on our behalf at any time (the “Related Assets” and together with the Shares, the “Charged Portfolio”); and

(b)	we have assigned to the Secured Party (by way of security) all our right, title and interest in and to The Multi Market Custody Agreement between the you and us dated 3 December 2009 (the “Custody Agreement”) including all monies which maybe payable in respect of the Custody Agreement.

2.	With effect from the date of your receipt of this notice:

(c)	all payments by you to us under or arising from the Custody Agreement or otherwise in relation to the Charged Portfolio (the “Payments”) shall be paid to the Secured Party or to its order as it may specify in writing from time to time [or provide details of the account into which sums are to be paid];

(d)	all remedies provided for in the Custody Agreement or available at law or in equity shall be exercisable by the Secured Party;

(e)	all rights to compel performance of the Custody Agreement shall be exercisable by the Secured Party; and

(f)	all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Custody Agreement shall belong to the Secured Party.

3.	We shall continue to be solely responsible for the performance of our obligations under or in connection with the Custody Agreement or otherwise in relation to the Charged Portfolio.

4.	You are authorised and instructed, without requiring further approval from us, to provide the Secured Party with such information relating to the Custody Agreement or the Charged Portfolio as it may from time to time request and to send copies of all notices issued by you under the Custody Agreement or otherwise in relation to the Charged Portfolio to the Secured Party as well as to us.

5.	This notice and the instructions set out in it may not be revoked, nor may the terms of the Custody Agreement be amended, varied, waived or terminated, without the prior written consent of the Secured Party.

6.	Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy letter and returning it to the Secured Party at +44 (11) 333 62022 marked for the attention of Global Markets, Core Rates Trading with a copy to +65 68830846 marked for the attention of Global Markets, Core Rates Trading.

7.	This notice is governed by Singapore law,

Yours faithfully,

For and on behalf of
S&T INTERNATIONAL DISTRIBUTION LTD.

Acknowledgement

[On copy only:

To:	DEUTSCHE BANK AG, LONDON BRANCH

We acknowledge receipt of a notice in the terms set out above and confirm that we have not received notice of any previous assignments or charges of or over any of the rights, interests and benefits in and to the Custody Agreement or the Charged Portfolio and that we will comply with the terms of the notice from S&T International Distribution Ltd. (the “Chargor”).

For and on behalf of Deutsche Bank AG, Singapore Branch

By:

Dated:

EXECUTION PAGE

Chargor

EXECUTED AND DELIVERED AS A DEED

FOR AND ON BEHALF OF

S&T INTERNATIONAL DISTRIBUTION LTD.

BY:

Signature:	/s/ Christopher Ho Wing On

Name: Christopher Ho Wing On

Director (duly authorised)	Grande N.A.K.S. Ltd.
Sole Director

Secured Party

DEUTSCHE BANK AG, LONDON BRANCH

By:

Name:

Title:

EXECUTION PAGE

Chargor

EXECUTED AND DELIVERED AS A DEED

FOR AND ON BEHALF OF

S&T INTERNATIONAL DISTRIBUTION LTD.

BY:

Signature:

Name:

Director (duly authorised)

Secured Party

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ [two signatures]

Name:

Title:

-37-